Exhibit 99.1

Sky Petroleum Updates K2-ST4 Status

AUSTIN, Texas--(BUSINESS WIRE)--Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company, is providing an update from Crescent Petroleum Company International Limited (“Crescent”), the operator of the Mubarek field, on the status of the K2-ST4 well. On June 18, 2008 the K2-ST4 well was shut in to inspect and repair the flexible gas lift line between the J and K platforms. In early August, while pressure testing the initial repair, Crescent determined the line had suffered a failure. Subsequent diving and surface inspection confirmed the line had been damaged beyond repair.

Crescent is in the process of evaluating options to replace the line and will report the results of that investigation to the company shortly. Crescent is currently considering several options including a conventional steel line or a lightweight, flexible, non-metallic pipe. Crescent estimates that repairs to the line will take four to five months to complete.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the ability to enhance and stabilize production from the wells, the total cost of drilling and operating the wells, the production could drop below current rates due to the unstable nature of the wells, the accuracy of estimated production rates and the price of crude oil, the accuracy of operating costs and monthly revenue forecasts, the timing and success of other proposed infill drilling programs, the contemplated continued production at the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

CONTACT:
Sky Petroleum, Inc.
Investor and Public Relations, 512-687-3427
info@skypetroleum.com